Exhibit 10.2
PURCHASE AND SALE AGREEMENT
Dated as of December 21, 2018
among
VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO,
as Originators,
INTEGRA LIFESCIENCES SALES LLC,
as Servicer,
and
INTEGRA RECEIVABLES LLC,
as Buyer

i

SCHEDULES
Schedule I                    List and Location of Each Originator
Schedule II                 Location of Books and Records of Originators
Schedule III              Trade Names
Schedule IV              Notice Addresses

EXHIBITS
Exhibit A                      Form of Purchase Report
Exhibit B                      Form of Subordinated Note
Exhibit C                      Form of Joinder Agreement

This PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of December 21, 2018 is entered into among the VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO or that become parties hereto from time to time pursuant to Section 4.3 hereof (the “Originators” and each, an “Originator”), INTEGRA LIFESCIENCES SALES LLC, a Delaware limited liability company (“Integra Sales”), as initial Servicer (as defined below), and INTEGRA RECEIVABLES LLC, a Delaware limited liability company (the “Buyer”).
BACKGROUND
1.            The Buyer is a special purpose limited liability company, all of the issued and outstanding limited liability company interests of which are owned by Integra LifeSciences Corporation (“Integra”), a Delaware corporation.
2.            The Originators generate Receivables in the ordinary course of their businesses.
3.            The Originators, in order to finance their respective businesses, wish to sell (or, in the case of Integra, contribute from time to time) Receivables and the Related Rights to the Buyer, and the Buyer is willing to purchase or accept such Receivables and the Related Rights from the Originators, on the terms and subject to the conditions set forth herein.
4.            The Originators and the Buyer intend each such transaction to be a true sale or absolute contribution and conveyance of Receivables and the Related Rights by each Originator to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and the Originators and the Buyer do not intend the transactions hereunder to be characterized as a loan from the Buyer to any Originator.
5.            The Buyer intends to pledge the Receivables and the Related Rights to the Administrative Agent pursuant to the Receivables Financing Agreement (as defined below).
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
DEFINITIONS
Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Article I to the Receivables Financing Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Financing Agreement”), among the Buyer, as borrower, Integra Sales, as initial Servicer (in such capacity, the “Servicer”), the Persons from time to time party thereto as Lenders and as Group Agents, PNC Bank, National Association, as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent.  All references herein to months are to Fiscal Months unless otherwise expressly indicated.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.  Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

ARTICLE I
AGREEMENT TO PURCHASE AND SELL
SECTION 1.1      Agreement To Purchase and Sell.  On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell (or, in the case of Integra, absolutely assign and contribute from time to time) to the Buyer, and the Buyer agrees to purchase (and, in the case of a contribution, accept) from such Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date (as defined in Section 1.5), all of such Originator’s right, title and interest in and to:
(a)            each Receivable of such Originator (other than the Receivables contributed by Integra to the capital of the Buyer pursuant to Section 3.1(a)) that existed and was owing to such Originator at the closing of such Originator’s business on the Cut-Off Date (defined below);
(b)            each Receivable originated by such Originator from and including the Cut-Off Date to but excluding the Purchase and Sale Termination Date;
(c)            all of such Originator’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;
(d)            all instruments and chattel paper that may evidence such Receivable;
(e)            all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;
(f)            solely to the extent applicable to such Receivable, all of such Originator’s rights (but not obligations), interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;
(g)            all books and records of such Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations), if any, in and to each Lock-Box and all Collection Accounts, into which any Collections or other proceeds (as such term is defined in the applicable UCC) with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC); and
(h)            all Collections and other proceeds (as such term is defined in the applicable UCC) of any of the foregoing that are or were received by such Originator on or after the Cut-Off Date, including, without limitation, all funds which either are received by such Originator, the Buyer, any Sub-Servicer or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables or are applied to such amounts owed by the

Obligors (including, without limitation, any insurance payments that such Originator, the Buyer, any Sub-Servicer or the Servicer applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables).
All purchases, assignments and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originators set forth in this Agreement.  No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Buyer hereunder, and any such assumption is expressly disclaimed.  The property, proceeds and rights described in clauses (c) through (h) above are herein referred to as the “Related Rights”, and the Buyer’s foregoing commitment to purchase Receivables and Related Rights is herein called the “Purchase Facility.”
As used herein, “Cut-Off Date” means (a) with respect to each Originator party hereto on the date hereof, November 30, 2018, and (b) with respect to any Originator that first becomes a party hereto after the date hereof, the calendar day prior to the date on which such Originator becomes a party hereto or such other date as the Buyer and such Originator agree to in writing.
SECTION 1.2      Timing of Purchases.
(a)            Closing Date Purchases.  Effective on the Closing Date, each Originator hereby sells to the Buyer, and the Buyer hereby purchases, such Originator’s entire right, title and interest in, to and under (i) each Receivable (other than the Receivables contributed by Integra to the capital of the Buyer pursuant to Section 3.1(a)) that existed and was owing to such Originator on the Cut-Off Date, (ii) each Receivable generated by such Originator from and including the Cut-Off Date, to and including the Closing Date, and (iii) all Related Rights with respect thereto.
(b)            Subsequent Purchases.  After the Closing Date, until the Purchase and Sale Termination Date, each Originator hereby sells to the Buyer, and the Buyer hereby purchases, each Receivable and the Related Rights generated by each Originator immediately (and without further action) upon the creation of such Receivable (other than the Receivables absolutely assigned and contributed by Integra to the capital of the Buyer pursuant to Section 1.4).
SECTION 1.3      Consideration for Purchases.  On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay the applicable Purchase Price to the applicable Originator and to reflect all capital contributions in accordance with Article III.
SECTION 1.4      Contributions.  Integra may from time to time at its option, by notice to the Buyer on or prior to the date of the proposed contribution, identify Receivables that it proposes to contribute to the Buyer as a capital contribution, and if the Buyer is Solvent on the date of the contribution, Integra hereby on the date of contribution transfers, conveys and absolutely assigns to Buyer all Receivables identified in such notice.  On the date of and after giving effect to each contribution, the Buyer shall own Integra’s entire right, title, and interest in the Receivables so identified and contributed and all Related Rights with respect thereto.
SECTION 1.5      Purchase and Sale Termination Date.  The “Purchase and Sale Termination Date” shall be the earlier to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2(a) and (b) the Payment Date immediately following the day on which the Originators shall have given written notice to the Buyer, the Administrative Agent and each Group Agent at or prior to 10:00 a.m. (New York City time) that the Originators desire to terminate this Agreement.
SECTION 1.6      Intention of the Parties.  It is the express intent of each Originator and the Buyer that each conveyance by such Originator to the Buyer pursuant to this Agreement of the Receivables, including without limitation, all Receivables, if any, constituting accounts or payment intangibles each as defined in the UCC, and all Related Rights be construed as a valid and perfected sale or contribution and absolute assignment (without recourse except as provided herein) of such Receivables and Related Rights by such Originator to the Buyer (rather than the grant of a security interest to secure a debt or other obligation of such Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Buyer be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator.  However, if, contrary to the mutual intent of the parties, any conveyance of Receivables, including without limitation any Receivables constituting accounts or payment intangibles each as defined in the UCC, and all Related Rights is not construed to be both a valid and perfected sale or contribution and absolute assignment of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including without limitation lien creditors, secured lenders, purchasers and any Person claiming through such Originator, then, it is the intent of such Originator and the Buyer that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC to secure payment or performance of an obligation and (ii) such Originator shall be deemed to have granted to the Buyer as of the date of this Agreement, and such Originator hereby grants to the Buyer a security interest in, to and under all of such Originator’s right, title and interest in and to:  (A) the Receivables and the Related Rights now existing and hereafter created by such Originator transferred or purported to be transferred hereunder, (B) all monies due or to become due and all amounts received with respect thereto and (C) all books and records of such Originator to the extent related to any of the foregoing to secure payment of an obligation in the amount of the Outstanding Balance of such Receivables.
ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE
SECTION 2.1      Purchase Report.  On the Closing Date and on each date when an Information Package is due to be delivered under the Receivables Financing Agreement (each such date, a “Monthly Purchase Report Date”), the Servicer shall deliver to the Buyer and each Originator a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:
(a)            Receivables purchased by the Buyer from each Originator on the Closing Date (in the case of the Purchase Report to be delivered on the Closing Date);
(b)            Receivables purchased or accepted as a contribution by the Buyer from each Originator during the Fiscal Month immediately preceding such Monthly Purchase Report Date (in the case of each subsequent Purchase Report); and

(c)            the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.3 (a) and (b).
SECTION 2.2      Calculation of Purchase Price.  The “Purchase Price” to be paid to each Originator in accordance with the terms of Article III for the Receivables and the Related Rights that are purchased hereunder from such Originator shall be determined in accordance with the following formula:
PP	=	OB x FMVD
where:
PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.
FMVD	=	Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one, divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, times (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last day of the Fiscal Month immediately preceding such Payment Date) and the denominator of which is 365 or 366, as applicable.
“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Originators are open for business.
“Prime Rate” means a per annum rate equal to the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrative Agent in its sole discretion.
ARTICLE III
PAYMENT OF PURCHASE PRICE
SECTION 3.1      Initial Purchase Price Payment.
(a)            On the Closing Date, Integra shall and hereby does absolutely assign and contribute to the capital of the Buyer, the Receivables having an aggregate Outstanding Balance of thirteen million four hundred and fifty-two thousand nine hundred and ninety-three dollars ($13,452,993).  The consideration for such absolute assignment and contribution is the increase in the value of the membership interests in the Buyer owned by Integra.
(b)            On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to each Originator the Purchase Price for the purchase to be made from such

Originator on the Closing Date (i) to the extent the Buyer has unrestricted cash available therefor (and such payment is not prohibited by the Receivables Financing Agreement), partially, in cash (in an amount to be agreed between the Buyer and such Originator and set forth in the initial Purchase Report) and (ii) the remainder by issuing a promissory note in the form of Exhibit B to such Originator (each such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called a “Subordinated Note”) with an initial principal amount equal to the remaining Purchase Price payable to such Originator not paid in cash.
SECTION 3.2      Subsequent Purchase Price Payments.  On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to each Originator the Purchase Price for the Receivables and the Related Rights generated by such Originator since the immediately preceding Payment Date in accordance with Section 1.2(b):
(a)            First, in cash to the extent the Buyer has unrestricted cash available therefor (and such payment is not prohibited under the Receivables Financing Agreement); and
(b)            Second, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the applicable Subordinated Note shall be automatically increased by an amount equal to the lesser of (x) such remaining unpaid portion of such Purchase Price and (y) the maximum increase in the principal balance of the applicable Subordinated Note that could be made without rendering the Buyer’s Net Worth less than the Required Capital Amount;
provided, however, that if more than one Originator is selling Receivables to the Buyer on the date of such purchase, the Buyer shall make cash payments among the Originators in such a way as to minimize to the greatest extent practicable the aggregate principal amounts outstanding under the Subordinated Notes; and provided, further, that (i) there may be a borrowing under the Subordinated Note only if, at the time of (and immediately after) each loan under the Subordinated Note is made, (i) the Buyer is Solvent, (ii) the Buyer’s cash on hand is sufficient to satisfy all of its current obligations (other than its obligations under the Subordinated Note and the obligation to pay the Purchase Price of the Receivables), (iii) its capitalization, including its equity, is commercially reasonable and adequate to conduct its business as presently contemplated and (iv) the financial capacity of the Buyer to meet its financial commitments under the Subordinated Note is adequate; and provided further that, to the extent that the Purchase Price for any Receivable or Receivables to be sold pursuant to Section 1.2(b) cannot be paid because of an inability of the Buyer to borrow under the Subordinated Note under this Section 3.2(b) then such Receivables shall be deemed not to be sold pursuant to this Agreement unless until the Buyer has sufficient cash (or capacity under Subordinated Note) to pay the Purchase Price. Upon the payment in full of such Purchase Price for such Receivables, the Receivables will deemed to be sold at the time of such payment.
“Net Worth” has the meaning set forth under “Borrower’s Net Worth” in the Receivables Financing Agreement.

All amounts paid by the Buyer to any Originator in respect of the Subordinated Note of such Originator shall be allocated first to the payment of accrued and unpaid interest on the Subordinated Note of such Originator and second to the repayment of the principal outstanding on the Subordinated Note of such Originator to the extent of such outstanding principal thereof as of the date of such payment before such amounts may be allocated for any other purpose.  The Servicer shall make all appropriate record keeping entries with respect to each of the Subordinated Notes to reflect the foregoing payments and payments and reductions made pursuant to Section 3.3, and the Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, each of the Subordinated Notes at any time.  Each Originator hereby irrevocably authorizes the Servicer to mark the Subordinated Notes “CANCELED” and to return such Subordinated Notes to the Buyer upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.
The consideration for the Receivables absolutely assigned and contributed by Integra to the capital of the Buyer pursuant to Section 1.4 consists of the increase in the value of the membership interests in the Buyer owned by Integra.
SECTION 3.3      Settlement as to Specific Receivables and Dilution.
(a)            If, (i) on the day of purchase of any Receivable from an Originator hereunder, any of the representations or warranties set forth in Sections 5.15, 5.30, 5.31, 5.34, 5.35 or 5.36 are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of such Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.15, 5.30, 5.31, 5.34, 5.35 or 5.36 is no longer true with respect to such Receivable, then such Originator shall reimburse the Buyer for such Receivable in an amount equal to the Outstanding Balance of such Receivable, which reimbursement shall be accounted to the Buyer as provided in clause (c) below; provided, that if the Buyer thereafter receives payment on account of the Outstanding Balance of such Receivable, the Buyer promptly shall deliver such funds to such Originator.
(b)            If, on any day, the Outstanding Balance of any Receivable purchased hereunder is either (i) reduced, adjusted or canceled as a result of (A) any defective, rejected or returned goods or services, any cash or other discount, or any failure by an Originator to deliver any goods or perform any services or otherwise perform under the underlying Contract or invoice, (B) any change in or cancellation of any of the terms of such Contract or invoice or any other adjustment by an Originator, any Sub-Servicer, or the Servicer which reduces the amount payable by the Obligor on the related Receivable, (C) any rebates, warranties, allowances or charge-backs or (D) any setoff or credit in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (ii) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof), then with respect to such Receivable the applicable Originator shall reimburse the Buyer the amount of such net reduction, adjustment, cancellation or dispute, which reimbursement shall be accounted to the Buyer as provided in clause (c) below.

(c)            Any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Buyer against the Purchase Price of Receivables subsequently purchased by the Buyer from such Originator hereunder; provided, however if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:
(i)            to the extent of any accrued and unpaid interest under the Subordinated Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the accrued and unpaid interest outstanding under, the Subordinated Note payable to such Originator;
(ii)            to the extent of any outstanding principal balance under the Subordinated Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Subordinated Note payable to such Originator; and
(iii)                          after making any deduction pursuant to clauses (i) and (ii) above, shall be paid in cash to the Buyer by such Originator in the manner and for application as described in the following proviso;
provided, further, that at any time (x) when an Event of Default or an Unmatured Event of Default exists under the Receivables Financing Agreement, (y) when a Purchase and Sale Termination Event or an Unmatured Purchase and Sale Termination Event exists under this Agreement or (z) on or after the Purchase and Sale Termination Date, the amount of any such credit shall be paid by such Originator to the Buyer in cash by deposit of immediately available funds into a Collection Account no later than one (1) Business Day after the events described in clauses (x), (y) and (z) above for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.
SECTION 3.4      Reconveyance of Receivables.  In the event that an Originator has paid the Outstanding Balance of a Receivable, and the credit for such reduction has been applied pursuant to Section 3.3, the Buyer shall reconvey such Receivable to such Originator, without representation, warranty or recourse, but free and clear of all liens, security interests, charges, and encumbrances created by the Buyer.
ARTICLE IV
CONDITIONS OF PURCHASES; ADDITIONAL ORIGINATORS; TERMINATION OF ORIGINATORS
SECTION 4.1      Conditions Precedent to Initial Purchase.  The initial purchase hereunder is subject to the condition precedent that the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) and each Group Agent:

(a)            a copy of the resolutions or unanimous written consent of the board of directors or other governing body of each Originator approving this Agreement and the other Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;
(b)            good standing certificates for each Originator issued as of a recent date acceptable to the Buyer and the Administrative Agent (as the Buyer’s assignee) by the Secretary of State (or similar official) of the jurisdiction of such Originator’s organization or formation and each other jurisdiction where such Originator is required to be qualified to transact business, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect;
(c)            a certificate of the Secretary or Assistant Secretary of each Originator certifying the names and true signatures of the officers authorized on such Person’s behalf to sign this Agreement and the other Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent may conclusively rely until such time as the Servicer, the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent shall receive from such Person a revised certificate meeting the requirements of this clause (c));
(d)            the certificate or articles of incorporation, certificate of formation or other organizational document of each Originator (including all amendments and modifications thereto) duly certified by the Secretary of State of the jurisdiction of such Originator’s organization as of a recent date, together with a copy of the by-laws, limited liability company agreement or other governing documents of such Originator (including all amendments and modifications thereto), as applicable, each duly certified by the Secretary or an Assistant Secretary of such Originator;
(e)            proper financing statements (Form UCC-1) that have been duly authorized and name each Originator as the debtor/seller and the Buyer as the buyer/assignor secured party (and the Administrative Agent, for the benefit of the Lenders, as secured party/assignee of assignor secured party) of the Receivables generated by such Originator as may be necessary or, in the Buyer’s or the Administrative Agent’s opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Buyer’s security interest (within the meaning of the UCC, which includes the interest of a buyer of the Receivables) in such Receivables and the Related Rights in which a security interest (including a buyer’s ownership interest) has been assigned to it hereunder;
(f)            a written search report from a Person satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) listing all effective financing statements that name the Originators as debtors or sellers and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated, as the case may be, prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold or contributed to the Buyer hereunder), and tax and judgment lien search reports (including, without limitation, liens of the PBGC) from a Person satisfactory to the Buyer and the Administrative Agent (as the Buyer’s assignee) showing no evidence of such liens filed against any Originator;

(g)            favorable opinions of counsel to the Originators, in form and substance satisfactory to the Buyer, the Administrative Agent and each Group Agent;
(h)            a Subordinated Note in favor of each Originator, duly executed by the Buyer;
(i)            a certificate from an officer of each Originator to the effect that the Servicer or such Originator have placed on the most recent, and have taken all steps reasonably necessary to ensure that there shall be placed on each subsequent, data processing report that it generates for outside third-parties and is of the type that a proposed purchaser or lender would use to evaluate the Receivables, the following legend (or the substantive equivalent thereof):  “THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD OR CONTRIBUTED PURSUANT TO A PURCHASE AND SALE AGREEMENT, DATED AS OF DECEMBER 21, 2018, AS AMENDED, BETWEEN EACH OF THE ENTITIES LISTED ON SCHEDULE I THERETO, AS ORIGINATORS, INTEGRA LIFESCIENCES SALES LLC, AS SERVICER AND INTEGRA RECEIVABLES LLC, AS BUYER; AND THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN PLEDGED TO PNC BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT, PURSUANT TO A RECEIVABLES FINANCING AGREEMENT, DATED AS OF DECEMBER 21, 2018, AS AMENDED, AMONG INTEGRA RECEIVABLES LLC, AS BORROWER, INTEGRA LIFESCIENCES SALES LLC, AS SERVICER, THE VARIOUS LENDERS AND GROUP AGENTS FROM TIME TO TIME PARTY THERETO, PNC BANK, NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT AND PNC CAPITAL MARKETS LLC, AS STRUCTURING AGENT”; and
(j)            evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered by it in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Buyer’s and the Administrative Agent’s (as the Buyer’s assignee) satisfaction.
SECTION 4.2      Certification as to Representations and Warranties.  Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified on such Purchase Date that (a) the representations and warranties of such Originator contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (unless such representation or warranty contains a materiality qualification and, in such case, such representation and warranty shall be true and correct as made) as of such earlier date) and (b) no Purchase and Sale Termination Event, Unmatured Purchase and Sale Termination Event, Event of Default or an Unmatured Event of Default has occurred and is continuing or will result from the creation and sale of such Receivable.
SECTION 4.3      Additional Originators. Additional Persons may be added as Originators hereunder, with the prior written consent of the Buyer, the Administrative Agent and each Group

Agent (which consents may be granted or withheld in their sole discretion); provided that the following conditions are satisfied or waived in writing by the Administrative Agent and each Group Agent on or before the date of such addition:
(a)            the Servicer shall have given the Buyer, the Administrative Agent and each Group Agent at least thirty (30) days’ prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect to such proposed additional Originator as the Buyer, the Administrative Agent or any Group Agent may reasonably request;
(b)            such proposed additional Originator shall have executed and delivered to the Buyer, the Administrative Agent and each Group Agent an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);
(c)            such proposed additional Originator shall have delivered to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent each of the documents with respect to such Originator described in Section 4.1, in each case in form and substance satisfactory to the Buyer, the Administrative Agent (as the Buyer’s assignee) and each Group Agent;
(d)            no Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event shall have occurred and be continuing; and
(e)            no Event of Default or Unmatured Event of Default shall have occurred and be continuing.
SECTION 4.4      Termination of Originators. An Originator may be removed as an Originator hereunder, with the prior written consent of the Buyer, the Administrative Agent and each Group Agent (which consents may be granted or withheld in their sole discretion); provided that the following conditions are satisfied or waived in writing by the Administrative Agent and each Group Agent on or before the date of such termination:
(a)            such Originator shall have submitted a written notice (an “Originator Termination Notice”) to the Buyer, the Administrative Agent and each Group Agent notifying them of its request to terminate its status as an Originator and specifying the date on which such termination is to take effect (an “Originator Termination Effective Date”);
(b)            the related Originator Termination Effective Date is at least thirty (30) calendar days after the date of such Originator Termination Notice (or such earlier date as consented to by the Buyer, the Administrative Agent and each Group Agent);
(c)            the Servicer shall have delivered a pro forma Interim Report showing that no Borrowing Base Deficit shall exist after giving effect to the requested termination and excluding all Receivables originated by such Originator to be terminated;
(d)            the Servicer shall have provided such other information with respect to such Originator to be terminated as the Buyer, the Administrative Agent or any Group Agent may reasonably request;

(e)            no Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event shall have occurred and be continuing (except for a Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event that would be cured by the removal of the related Originator pursuant to this Section 4.4); and
(f)            no Event of Default or Unmatured Event of Default shall have occurred and be continuing (except for an Event of Default or Unmatured Event of Default that would be cured by the removal of the related Originator pursuant to this Section 4.4).
(g)            Schedules I, II, III and IV shall be amended to reflect the termination of such Originator; and
(h)            if such Originator to be removed is the Servicer, the Buyer, the Administrative Agent and each Group Agent shall have approved the successor Servicer in writing.
SECTION 4.5      Addition or Removal of Excluded Obligors. An Obligor may be added as an Excluded Obligor or an existing Excluded Obligor may be removed as an Excluded Obligor, in each case, with the prior written consent of the Buyer, the Administrative Agent and the Majority Group Agents (which consents may be granted or withheld in their sole discretion); provided that the following conditions are satisfied or waived in writing by the Administrative Agent and the Majority Group Agents on or before the date of such addition:
(a)            the related Originator shall have submitted a written notice (an “Addition or Removal of Excluded Obligor Notice”) to the Buyer, the Administrative Agent and the Majority Group Agents notifying them of its request to add or remove an Obligor as an Excluded Obligor and specifying the date on which such addition or removal is to take effect (an “Addition or Removal of Excluded Obligor Effective Date”);
(b)            the related Addition or Removal of Excluded Obligor Effective Date is at least thirty (30) calendar days after the date of such Addition or Removal of Excluded Obligor Notice (or such earlier date as consented to by the Buyer, the Administrative Agent and the Majority Group Agents) ;
(c)            the Servicer shall have delivered a pro forma Interim Report showing that no Borrowing Base Deficit shall exist after giving effect to such addition or removal and the related excluding or adding, as the case may be, of all Receivables from such Obligor to be added or removed as an Excluded Obligor;
(d)            the Servicer shall have provided such other information with respect to such Obligor to be added or removed as an Excluded Obligor as the Buyer, the Administrative Agent or any Group Agent may reasonably request;
(e)            no Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event shall have occurred and be continuing; and
(f)            no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(g)            Schedule IV to the Receivables Financing Agreement shall be amended to reflect the addition or removal of such Obligor pursuant to the Receivables Financing Agreement; and
(h)            with respect to any proposed removal of such Obligor as an Excluded Obligor, the Administrative Agent and each Group Agent have been satisfied that all other action to perfect and protect the security interests of the Buyer and the Administrative Agent, on behalf of the Lenders, in and to the Receivables of such Obligor to be removed and to be sold or contributed by the related Originator hereunder and other Related Rights, as requested by the Administrative Agent or any Group Agent shall have been taken by Integra, including the filing of any UCC financing statements, the preparation and delivery of certificates and other requested documents from any public official and all such other actions required pursuant to Section 7.3 and, if requested by the Administrative Agent, the delivery of executed copies of bring-down or reaffirmation opinions relating to UCC matters (in form and substance satisfactory to the Administrative Agent), in each case, at the expense of Integra.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS
In order to induce the Buyer to enter into this Agreement and to make purchases hereunder, each Originator hereby represents and warrants with respect to itself that each representation and warranty concerning it or the Receivables sold or contributed by it hereunder that is contained in the Receivables Financing Agreement is true and correct, and hereby makes the representations and warranties set forth in this Article V:
SECTION 5.1      Organization and Good Standing.  Such Originator is duly organized and validly existing, in good standing under the laws of its state of organization and has full power and authority under its organizational documents and under the laws of its state of organization to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.
SECTION 5.2      Due Qualification.  Such Originator is duly qualified to do business, is in good standing as a foreign entity and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.3      Power and Authority; Due Authorization.  Such Originator (i) has all necessary power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest (within the meaning of the applicable UCC) in the Receivables and the Related Rights to the Buyer on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

SECTION 5.4      Binding Obligations.  This Agreement and each of the other Transaction Documents to which such Originator is a party constitutes legal, valid and binding obligations of such Originator, enforceable against such Originator in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
SECTION 5.5      No Conflict or Violation.  The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which such Originator is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which such Originator is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Receivables or the Related Rights pursuant to the terms of any such indenture, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.6      Litigation and Other Proceedings.  (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of such Originator, threatened, against such Originator before any Governmental Authority and (ii) such Originator is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the sale or contribution of any Receivable or Related Right by such Originator to the Buyer (or the grant of the related security interest thereof), the ownership or acquisition by the Buyer of any Pool Receivables or Related Right or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by such Originator of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.
SECTION 5.7      No Consents.  Such Originator is not required to obtain the consent of any other party or any consent, order, license, approval, registration, authorization, action or declaration of or with any Governmental Authority in connection with the sale or contribution of the Receivables and Related Rights to the Buyer (or the grant of the related security interest thereof) hereunder or the due execution, delivery, or performance by such Originator of this Agreement or any other Transaction Document to which it is a party or the consummation by such Originator of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party that has not already been obtained and are in full force and effect or the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.8      Names and Location.  Except as described in Schedule III, such Originator has not used any corporate names, trade names or assumed names since the date occurring five (5) calendar years prior to the Closing Date other than its name set forth on the signature pages hereto.  Such Originator is “located” (as such term is defined in the applicable UCC) in the jurisdiction specified in Schedule I and since the date occurring five (5) calendar years prior to the Closing Date, has not been “located” (as such term is defined in the applicable UCC) in any other jurisdiction (except as specified in Schedule I).  The office(s) where such Originator keeps its records concerning the Receivables is at the address(es) set forth on Schedule II as such address(es) may be updated with thirty (30) days’ prior written notice to the Buyer and the Administrative Agent.
SECTION 5.9      Investment Company Act; Volcker Rule.  Such Originator (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule.
SECTION 5.10      No Material Adverse Effect.  Since September 30, 2018, there has been no Material Adverse Effect with respect to such Originator.
SECTION 5.11      Accuracy of Information.  All certificates, reports, Purchase Reports, statements, documents and other information, other than financial projections, furnished to the Buyer, Administrative Agent or any other Credit Party by or on behalf of such Originator pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, are, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Buyer, Administrative Agent or such other Credit Party, and, do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
SECTION 5.12      Anti-Money Laundering/International Trade Law Compliance.  No Obligor is or was a Sanctioned Person at the time of the origination of any Pool Receivables owing by such Obligor.  Such Originator is not a Sanctioned Person.  Such Originator, either in its own right or through any third party, (i) does not have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does no business in or with, and does not derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) does not engage in any dealings or transactions prohibited by any Anti-Terrorism Law.
SECTION 5.13      Transaction Information.  None of such Originator, any Affiliate of such Originator nor any third party with which such Originator or any Affiliate thereof has contracted, has delivered, in writing or orally, to any Rating Agency, or monitoring a rating of, any Notes, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and has not participated in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.

SECTION 5.14      Compliance with Law.  Such Originator has complied with all Applicable Laws to which it may be subject, except to the extent that any such noncompliance could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.15      Eligible Receivables.  Each Receivable sold, contributed, transferred or assigned hereunder, other than any Receivable designated as not being an Eligible Receivable by the applicable Originator (or by the Servicer on behalf of such Originator), is an Eligible Receivable on the date of such sale, contribution, transfer or assignment.
SECTION 5.16      Bulk Sales Act.  No transaction contemplated by this Agreement requires compliance by such Originator with any bulk sales act or similar law.
SECTION 5.17      Taxes.  Such Originator has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP, except to the extent that any such non-filing or non-payment could not reasonably be expected to have a Material Adverse Effect.
SECTION 5.18      Opinions.  The facts regarding such Originator, the Receivables sold or contributed by it hereunder, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.
SECTION 5.19      Other Transaction Documents.  Each representation and warranty made by such Originator under each other Transaction Document to which it is a party is true and correct in all material respects (unless such representation and warranty contains a materiality qualifier, in which case such representation and warranty shall be true and correct as made) as of the date when made, except for any such representation and warranty that applies as to an earlier date (in which case, such representation and warranty shall be true and correct in all material respects (unless such representation and warranty contains a materiality qualifier, in which case such representation and warranty shall be true and correct as made) as of such earlier date).
SECTION 5.20      No Linked Accounts.  There are no Linked Accounts with respect to any Collection Account.
SECTION 5.21      Margin Regulations.  Such Originator is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).
SECTION 5.22      Solvency.  After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, such Originator is Solvent.
SECTION 5.23      Perfection Representations .
(a)            This Agreement creates a valid and continuing security interest (which, as defined in the applicable UCC, includes (among other things) both (1) an interest in personal property which secures payment or performance of an obligation and (2) an ownership interest of a buyer of an account or payment intangible) in such Originator’s right, title and interest in, to and under the Receivables and Related Rights originated by such Originator, which (A) security interest has been perfected and is enforceable against creditors of and purchasers from such Originator and (B) will be free of all Adverse Claims.
(b)            The Receivables originated by such Originator constitute “accounts” or “payment intangibles” within the meaning of Section 9-102 of the UCC.
(c)            Such Originator owns and has good and marketable title to the Receivables and Related Rights being sold or contributed or purportedly sold or contributed by it hereunder free and clear of any Adverse Claim of any Person.
(d)            All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale or assignment and contribution of such Receivables and Related Rights from each Originator to the Buyer pursuant to this Agreement.
(e)            Other than the security interest granted to the Buyer pursuant to this Agreement, such Originator has not pledged, assigned, sold, contributed, granted a security interest in, or otherwise conveyed any of the Receivables originated by such Originator or Related Rights except as permitted by this Agreement and the other Transaction Documents.  Such Originator has not authorized the filing of and is not aware of any financing statements filed against such Originator that include a description of collateral covering the Receivables originated by such Originator and Related Rights other than any financing statement (i) in favor of the Buyer or (ii) that has been terminated or amended to reflect the release of any security interest in the Receivables and Related Rights.  Such Originator is not aware of any judgment lien, ERISA lien or tax lien filings against such Originator.
(f)            Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 5.23 shall be continuing and remain in full force and effect until the Final Payout Date.
SECTION 5.24      Ordinary Course of Business.  If (but only to the extent that ) the sale or absolute assignment and contribution of any property described herein is not characterized by a court or other Governmental Authority as a sale or absolute assignment and contribution, then each remittance of Collections by such Originator to the Buyer under this Agreement will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Originator and the Buyer.
SECTION 5.25      Credit and Collection Procedures.  Such Originator has complied in all material respects with the Credit and Collection Procedures (or, prior to the existence thereof in documented form, the substance thereof) with regard to each Receivable and related Contract sold, contributed, transferred or assigned by it hereunder.

SECTION 5.26      Servicing Programs.  No license or approval is required for the Buyer’s or Administrative Agent’s use of any software or other computer program used by such Originator, Servicer or any Sub-Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.
SECTION 5.27      Servicing of Pool Receivables.  To the extent such Originator is acting as Sub-Servicer for the Servicer in accordance with the Receivables Financing Agreement, since the Closing Date, there has been no material adverse change in the ability of such Originator acting as Sub-Servicer to service and collect the Pool Receivables and the Related Security.
SECTION 5.28      Financial Condition.  The consolidated balance sheets of the Parent and its consolidated Subsidiaries as of September 30, 2018 and the related statements of income and shareholders’ equity of the Parent and its consolidated Subsidiaries for the fiscal quarter then ended, copies of which have been furnished to the Buyer, Administrative Agent and the Lenders, present fairly in all material respects the consolidated financial position of such Originator and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP, subject to (x) adjustments of the type which would occur as a result of a year-end audit and (y) the absence of notes.
SECTION 5.29      Valid Sale.  Each sale, transfer or assignment of Receivables and the Related Rights made by such Originator pursuant to this Agreement shall constitute a valid sale, transfer and assignment of Receivables and Related Rights to the Buyer, enforceable against creditors of, and purchasers from, such Originator, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
SECTION 5.30      Good Title.  Immediately preceding its sale, transfer or assignment of each Receivable hereunder, such Originator was the owner of such Receivable sold or purported to be sold free and clear of any Adverse Claims, and each such sale, transfer or assignment hereunder constitutes a valid sale, transfer and assignment of all of such Originator’s right, title and interest in, to and under the Receivables sold by it, free and clear of any Adverse Claims.  On or before the date hereof and before the generation by such Originator of any new Receivable to be sold or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Buyer’s security interest (within the meaning of the applicable UCC) in such Receivable against all creditors of and purchasers from such Originator will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.  Upon the creation of each new Receivable sold or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Buyer shall have a valid and perfected first priority security interest (within the meaning of the applicable UCC) in each Receivable sold to it hereunder, free and clear of any Adverse Claim.
SECTION 5.31      Reliance on Separate Legal Identity.  Such Originator acknowledges that each of the Lenders and the Administrative Agent are entering into the Transaction Documents to which they are parties in reliance upon the Buyer’s identity as a legal entity separate from such Originator.
SECTION 5.32      Adverse Change in Receivables.  Since September 30, 2018, there has been no material adverse change in either the collectibility or the payment history of the Receivables originated by such Originator.
SECTION 5.33      No Fraudulent Conveyance.  No sale, contribution, transfer or assignment hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.
SECTION 5.34      Nature of Pool Receivables.  All Pool Receivables sold, transferred or assigned or purportedly sold, transferred or assigned by such Originator hereunder: (i) were originated by such Originator in the ordinary course of its business, (ii) were sold, transferred or assigned to Buyer for consideration equal to the fair market value, fair consideration and reasonably equivalent value of such Receivables and (iii) represent all, or a portion of the purchase price of merchandise, insurance or services within the meaning of Section 3(c)(5)(A) of the Investment Company Act.
SECTION 5.35      Enforceability of Contracts.  Each Contract related to any Receivable sold by such Originator hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable against the Obligor in accordance with its terms, without being subject to any defense, deduction, offset or counterclaim and such Originator has fully performed its obligations under such Contract.
SECTION 5.36      Reaffirmation of Representations and Warranties by each Originator.  On each day that a new Receivable is created, and when sold to the Buyer hereunder, such Originator shall be deemed to have certified that (i) all representations and warranties set forth in this Article V are true and correct in all material respects (unless such representations and warranties contain a materiality qualifier, in which case such representations and warranties shall be true and correct as made) on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (unless such representations and warranties contain a materiality qualifier, in which case such representations and warranties shall be true and correct as made) as of such date) and (ii) no Event of Default or an Unmatured Event of Default has occurred and is continuing or will result from the creation and sale of such Receivable.
ARTICLE VI
COVENANTS OF THE ORIGINATORS
SECTION 6.1      Covenants.  From the date hereof until the Final Payout Date, each Originator will, unless the Administrative Agent and the Buyer shall otherwise consent in writing, perform the following covenants:
(a)            Existence.  Such Originator shall keep in full force and effect its existence and rights as a limited liability company, corporation or other entity, as applicable, under the laws of its state of organization, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Receivables and Related Rights.
(b)            Financial Reporting.  Such Originator will maintain a system of accounting established and administered in accordance with GAAP, and such Originator shall furnish to the Servicer such information as the Servicer may from time to time reasonably request relating to such system.
(c)            Notices.  Such Originator will notify the Servicer in writing of any of the following events promptly upon (but, unless otherwise noted below, in no event later than three (3) Business Days after) a Financial Officer or other officer of such Originator learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:
(i)            Notice of Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event.  A statement of a Financial Officer of such Originator setting forth details of any Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event that has occurred and is continuing and the action which such Originator proposes to take with respect thereto.
(ii)            Representations and Warranties.  The failure of any representation or warranty made or deemed to be made by such Originator under this Agreement or any other Transaction Document to be true and correct in any material respect when made.
(iii)        Litigation.  The institution of any litigation, arbitration proceeding or governmental proceeding on such Originator, which could reasonably be expected to have a Material Adverse Effect.
(iv)             Adverse Claim.  (A) Any Person shall obtain an Adverse Claim upon Receivables originated by the Originator or Related Rights or any portion thereof, (B) any Person other than the Buyer, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box) or (C) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.
(v)            Name Changes.  At least thirty (30) calendar days’ prior notice before any change described in Section 6.1(r).
(vi)        Change in Accountants or Accounting Policy.  Any change in (i) the external accountants of such Originator or (ii) any material accounting policy of such Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which such Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(vii)         Material Adverse Change.  Promptly after the occurrence thereof, notice of any material adverse change in the business, operations, property or financial or other condition of such Originator.
(d)            Conduct of Business.  Such Originator will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and in businesses reasonably similar or related thereto, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.
(e)            Compliance with Laws.  Such Originator will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.
(f)            Furnishing of Information and Inspection of Receivables.  Such Originator will furnish or cause to be furnished to the Buyer, Administrative Agent and each Group Agent from time to time such information with respect to the Pool Receivables and the Related Rights as the Administrative Agent or any Group Agent may reasonably request.  Such Originator will, (i) at such Originator’s expense, during regular business hours with prior written notice permit the Administrative Agent and each Group Agent or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables and the Related Rights, (B) visit the offices and properties of such Originator for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables and the Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at such Originator’s expense, upon prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Buyer and the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and the Related Rights; provided, that such Originator shall be required to reimburse the Buyer and Administrative Agent for only one (1) such review pursuant to clause (ii) above in any twelve-month period, unless a Purchase and Sale Termination Event or an Event of Default has occurred and is continuing.
(g)            Payments on Receivables, Collection Accounts.  Such Originator (or the Servicer or a Sub-Servicer on its behalf) will, at all times, instruct all Obligors to deliver payments on the Pool Receivables (originated by such Originator) to a Collection Account or a Lock-Box.  Such Originator (or the Servicer or a Sub-Servicer on its behalf) will, at all times, maintain such books and records as are necessary to identify Collections received from time to time on Pool Receivables originated by such Originator and to segregate such Collections from other property of the Servicer, the Sub-Servicers and the other Originators.  If any payments on such Pool Receivables or other Collections are received by such Originator, it shall hold such payments in trust for the benefit of the Buyer, the Administrative Agent, the Group Agents and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account.  Such Originator shall not permit funds other than Collections on Pool Receivables and other Collateral to be deposited into any Collection Account.  If such funds are nevertheless deposited into any Collection Account, such Originator (or the Servicer or Sub-Servicer on its behalf) shall within two (2) Business Days, (x) identify and transfer such funds to the appropriate Person entitled to such funds and (y) instruct such Person to no longer deposit any such funds into any such Collection Account.  Such Originator will not, and will not permit the Servicer, any Sub-Servicer, any other Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Group Agent or any other Secured Party is entitled with any other funds.
(h)            Sales, Liens, etc.  Except as otherwise provided herein, such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable originated by such Originator or other Related Rights, or assign any right to receive income in respect thereof.
(i)            Extension or Amendment of Pool Receivables.  Except as otherwise permitted by the Receivables Financing Agreement, such Originator will not, and will not permit the Servicer or any Sub-Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable originated by such Originator in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract.  Such Originator shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables originated by such Originator, and timely and fully comply with the Credit and Collection Procedures with regard to each Pool Receivable and the related Contract.
(j)            Change in Credit and Collection Procedures.  Such Originator will not make any change that could be reasonably expected to have a Material Adverse Effect in the Credit and Collection Procedures without the prior written consent of the Administrative Agent and the Majority Group Agents, which consent shall not be unreasonably withheld or delayed.  Promptly following any change in the Credit and Collection Procedures, such Originator will deliver a copy of the updated Credit and Collection Procedures to the Buyer, Administrative Agent and each Lender.
(k)        Books and Records.  Such Originator shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables originated by such Originator and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables originated by such Originator (including records adequate to permit the daily identification of each Pool Receivable originated by such Originator and all Collections of and adjustments to each existing Pool Receivable originated by such Originator).
(l)                  Identification of Records.  Such Originator shall identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related

Contracts originated by such Originator with a legend that indicates that the Pool Receivables have been sold or contributed in accordance with this Agreement and pledged in accordance with the Receivables Financing Agreement.
(m)        Change in Payment Instructions to Obligors.  Such Originator shall not make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box).
(n)      Security Interest, Etc.  Such Originator shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable first priority perfected security interest (within the meaning of the applicable UCC) in the Receivables and the Related Rights, in each case free and clear of any Adverse Claim, in favor of the Buyer, including taking such action to perfect, protect or more fully evidence the security interest of the Buyer.  In order to evidence the security interests (within the meaning of the applicable UCC) of the Buyer under this Agreement, such Originator shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Buyer or by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Buyer’s security interest (within the meaning of the applicable UCC) in the Receivables, Related Security and Collections.  Such Originator shall, from time to time and within the time limits established by law, prepare and present to the Buyer and the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Buyer’s security interest (within the meaning of the applicable UCC) as a first-priority interest.  Notwithstanding anything else in the Transaction Documents to the contrary, such Originator shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.
(o)            Further Assurances.
(i)            Such Originator hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Buyer or the Administrative Agent may reasonably request, to perfect, protect or more fully evidence purchases or contributions made hereunder, or to enable the Buyer or the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document.  Without limiting the foregoing, such Originator hereby authorizes, and will, upon the request of the Buyer or the Administrative Agent, at such Originator’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Buyer or Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii)            Such Originator authorizes the Buyer and the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof relating to the Receivables, the Related Security and the related Contracts, Collections with respect thereto.
(p)            Transaction Information.  None of the Originators, any Affiliate of an Originator or any third party with which an Originator or any Affiliate thereof has contracted, shall deliver, in writing or orally, to any Rating Agency, any Transaction Information without providing such Transaction Information to the applicable Group Agent prior to delivery to such Rating Agency and will not participate in any oral communications with respect to Transaction Information with any Rating Agency without the participation of such Group Agent.
(q)            Anti-Money Laundering/International Trade Law Compliance.  Neither such Originator nor any of its Subsidiaries will become a Sanctioned Person.  Such Originator will not, either in its own right or through any third party, (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti- Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti- Terrorism Law or (d) use the proceeds from any sale of Receivables hereunder to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law.  Such Originator shall comply with all Anti-Terrorism Laws.  Such Originator shall promptly notify the Administrative Agent and each Lender in writing upon the occurrence of a Reportable Compliance Event relating to such Originator or any of its Subsidiaries.
(r)            Fundamental Changes.  Such Originator shall not make any change in its name or location of organization or any other change in its identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or the Receivables Financing Agreement “seriously misleading” as such term (or similar term) is used in the applicable UCC, in each case, unless the Buyer, the Administrative Agent and each Group Agent have each (A) received thirty (30) days’ prior notice thereof, (B) consented in writing thereto (such consent not to be unreasonably withheld), (C) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Buyer or the Administrative Agent shall reasonably request and (D) been reasonably satisfied that all other action to perfect and protect the interests of the Buyer and the Administrative Agent, on behalf of the Lenders, in and to the Receivables to be sold by it hereunder and other Related Rights, as reasonably requested by the Buyer or the Administrative Agent shall have been taken by, and at the expense of, such Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3).
(s)            Certain Agreements.  Without the prior written consent of the Administrative Agent and the Majority Group Agents, such Originator shall not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party.

(t)            Mergers, Acquisitions, Sales, etc.  No Originator shall (i) be a party to any merger, consolidation or other restructuring, except where such a merger, consolidation or other restructuring (x) complies with terms of Section 6(c) of the Performance Guaranty or (y) where the Buyer, the Administrative Agent and each Group Agent have each (A) received thirty (30) days’ prior notice thereof, (B) consented in writing thereto (such consent not to be unreasonably withheld), (C) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Buyer or the Administrative Agent shall reasonably request and (D) been reasonably satisfied that all other action to perfect and protect the interests of the Buyer and the Administrative Agent, on behalf of the Lenders, in and to the Receivables to be sold by it hereunder and other Related Rights, as reasonably requested by the Buyer or the Administrative Agent shall have been taken by, and at the expense of, such Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets or (B) any Receivables or any interest therein (other than pursuant to this Agreement).
(u)            Frequency of Billing.  Such Originator shall prepare and deliver (or cause to be prepared and delivered) invoices with respect to all Receivables in accordance with the Credit and Collection Procedures, but in any event no less frequently than as required under the Contract related to such Receivable.
(v)            Receivables Not to Be Evidenced by Promissory Notes or Chattel Paper.  No Originator shall take any action to cause or permit any Receivable created, acquired or originated by it to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC) without the prior written consent of the Buyer and the Administrative Agent.
(w)        Insurance.  Such Originator will maintain in effect, at such Originator’s expense, such casualty and liability insurance as such Originator deems appropriate in its good faith business judgment.
(x)            Subordinated Notes, Etc.  Such Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, the Subordinated Note issued to such Originator.
SECTION 6.2      Separateness Covenants.  Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Buyer’s identity as a legal entity separate from such Originator and its Affiliates.  Therefore, from and after the date hereof, each Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Buyer is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator, its Affiliates or any other Person.  Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator shall take such actions as shall be required in order that:

(a)            such Originator shall not be involved in the day to day management of the Buyer;
(b)            such Originator shall maintain separate corporate records and books of account from the Buyer and otherwise will observe corporate formalities and have a separate area from the Buyer for its business (which may be located at the same address as the Buyer, and, to the extent that it and the Buyer have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses);
(c)            the financial statements and books and records of such Originator shall be prepared after the date of creation of the Buyer to reflect and shall reflect the separate existence of the Buyer;
(d)            except as permitted by the Receivables Financing Agreement, (i) such Originator shall maintain its assets (including, without limitation, deposit accounts) separately from the assets (including, without limitation, deposit accounts) of the Buyer and (ii) the Buyer’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Buyer;
(e)            such Originator shall not act as an agent for the Buyer (except in the capacity of Servicer or a Sub-Servicer in accordance with the Transaction Documents);
(f)            such Originator shall not conduct any of the business of the Buyer in its own name (except in the capacity of Servicer or a Sub-Servicer in accordance with the Transaction Documents);
(g)            such Originator shall not pay any liabilities of the Buyer out of its own funds or assets;
(h)            such Originator shall maintain an arm’s-length relationship with the Buyer;
(i)            such Originator shall not assume or guarantee or become obligated for the debts of the Buyer or hold out its credit as being available to satisfy the obligations of the Buyer;
(j)            such Originator shall not acquire obligations of the Buyer (other than the Subordinated Notes);
(k)       such Originator shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Buyer, including, without limitation, shared office space;
(l)            such Originator shall identify and hold itself out as a separate and distinct entity from the Buyer;
(m)      such Originator shall correct any misunderstanding respecting its separate identity from the Buyer of which such Originator has actual knowledge;

(n)            such Originator shall not enter into, or be a party to, any transaction with the Buyer, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
(o)            such Originator shall not pay the salaries of the Buyer’s employees, if any; and
(p)            to the extent not already covered in paragraphs (a) through (o) above, such Originator shall comply and/or act in accordance with all of the other separateness covenants set forth in Section 7.03 of the Receivables Financing Agreement.

ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES
SECTION 7.1      Rights of the Buyer.  Each Originator hereby authorizes the Buyer, the Servicer or their respective designees or assignees under this Agreement or the Receivables Financing Agreement (including, without limitation, the Administrative Agent) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be sold, contributed or otherwise conveyed by it hereunder, including, without limitation, endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment; provided, however, the Administrative Agent shall not take any of the foregoing actions unless a Purchase and Sale Termination Event or an Event of Default has occurred and is continuing.
SECTION 7.2      Responsibilities of the Originators.  Anything herein to the contrary notwithstanding:
(a)            Each Originator shall perform its obligations hereunder, and the exercise by the Buyer or its designee of its rights hereunder shall not relieve such Originator from such obligations.
(b)            None of the Buyer, the Servicer, the Lenders, the Group Agents or the Administrative Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer, the Servicer, the Lenders, the Group Agents or the Administrative Agent be obligated to perform any of the obligations of such Originator thereunder.
(c)            Each Originator hereby grants to the Administrative Agent an irrevocable power-of-attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of an Event of Default to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Buyer (whether or not from such Originator) in connection with any Receivable sold, contributed or otherwise conveyed or purported to be sold, contributed or otherwise conveyed by it hereunder or Related Right.
SECTION 7.3      Further Action Evidencing Purchases.  On or prior to the Closing Date, each Originator shall mark its master data processing records evidencing Pool Receivables and Contracts with a legend, acceptable to the Buyer and the Administrative Agent, evidencing that the Pool Receivables have been transferred in accordance with this Agreement and none of the Originators or Servicer shall change or remove such notation without the consent of the Buyer and the Administrative Agent.  Each Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the Servicer, any Sub-Servicer, the Administrative Agent or any Group Agent may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased by or contributed to the Buyer hereunder, or to enable the Buyer to exercise or enforce any of its rights hereunder or under any other Transaction Document.  Without limiting the generality of the foregoing, upon the request of the Buyer, the Administrative Agent or any Group Agent, such Originator will execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate.
Each Originator hereby authorizes the Buyer or its designee or assignee (including, without limitation, the Administrative Agent) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and Related Rights sold, contributed or otherwise conveyed or purported to be sold, contributed or otherwise conveyed by it hereunder and now existing or hereafter generated by such Originator.  If any Originator fails to perform any of its agreements or obligations under this Agreement, the Buyer or its designee or assignee (including, without limitation, the Administrative Agent) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Buyer or its designee or assignee (including, without limitation, the Administrative Agent) incurred in connection therewith shall be payable by such Originator.
SECTION 7.4      Application of Collections.  Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by Applicable Law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrative Agent) or the Administrative Agent, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder (such application to be made starting with the oldest outstanding Receivable or Receivables) before being applied to any other indebtedness of such Obligor.
SECTION 7.5      Performance of Obligations.  Each Originator shall (i) perform all of its obligations under the Contracts related to the Receivables generated by such Originator to the same extent as if interests in such Receivables had not been transferred hereunder, and the exercise by the Buyer or the Administrative Agent of its rights hereunder shall not relieve any Originator from any such obligations and (ii) pay when due any taxes, including, without limitation, any sales taxes payable in connection with the Receivables generated by such Originator and their creation and satisfaction.

ARTICLE VIII
PURCHASE AND SALE TERMINATION EVENTS
SECTION 8.1      Purchase and Sale Termination Events.  Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event” (each event which with notice or the passage of time or both would become a Purchase and Sale Termination Event being referred to herein as an “Unmatured Purchase and Sale Termination Event”):
(a)            the Termination Date shall have occurred; or
(b)            any Originator shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for two (2) Business Days; or
(c)            any representation or warranty made or deemed to be made by any Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Documents to which it is a party, or any other information or report delivered pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and, solely to the extent such breach is capable of being cured (as determined by the Administrative Agent), such breach shall continue unremedied for fifteen (15) calendar days following the earlier of (A) such Originator’s actual knowledge of such breach and (B) the Administrative Agent’s written notice to such Originator of such breach; or
(d)            any Originator shall fail to perform or observe the covenant set forth in Section 6.1(n);
(e)            any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party (other than such failure which would constitute a Purchase and Sale Termination Event under Section 8.1(b)), and such failure shall continue unremedied for thirty (30) calendar days solely to the extent (i) such failure is capable of being cured (as determined by the Administrative Agent) and (ii) such Originator provides written notice to the Administrative Agent detailing the action which it is taking in order to cure such failure; or
(f)            any Insolvency Proceeding shall be instituted against the Buyer or any Originator and, in the case of any such proceeding instituted against the Buyer or such Originator (but not instituted by the Buyer or such Originator, as applicable), such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days; or
(g)            any Originator or any of its Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least fifty million dollars ($50,000,000) in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period (not to exceed thirty (30) calendar days), if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); or

(h)            either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of any Originator or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of any Originator and in either case, such lien shall not have been released within thirty (30) calendar days; or
(i)            the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any Originator or any of its respective ERISA Affiliates from any Multiemployer Plan; (ii) the receipt by any Originator or any of its respective ERISA Affiliates from the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (iii) the receipt by any Originator or any of their respective ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (iv) the occurrence of a prohibited transaction with respect to any Originator or any of its respective ERISA Affiliates (pursuant to Section 4975 of the Code), with respect to clause (i) through (iv), either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or
(j)            any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any Originator or any of its respective Affiliates shall so state in writing; or
(k)            one or more judgments or decrees shall be entered against any Originator or any of its Affiliates of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of thirty (30) consecutive days, and the aggregate amount of all such judgments equals or exceeds fifty million dollars ($50,000,000).
SECTION 8.2      Remedies.
(a)            Optional Termination.  Upon the occurrence and during the continuation of a Purchase and Sale Termination Event, the Buyer (and not the Servicer), with the prior written consent of the Administrative Agent shall have the option, by notice to the Originators (with a copy to the Administrative Agent and the Group Agents), to declare the Purchase Facility terminated.
(b)            Remedies Cumulative.  Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Buyer (and the Administrative Agent as Buyer’s assignee) shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, which rights shall be cumulative.
ARTICLE IX
INDEMNIFICATION

SECTION 9.1      Indemnities by the Originators.  Without limiting any other rights that the Buyer may have hereunder or under Applicable Law, each Originator, severally and for itself alone, hereby agrees to indemnify the Buyer, each of its officers, directors, employees, agents, employees and respective assigns (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), from and against any and all claims, expenses, damages, losses and liabilities suffered or sustained (including Attorney Costs) (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) arising out of, relating to or in connection with the sale or absolute assignment and contribution of the Receivables to the Buyer under this Agreement, the ownership of the Receivables on or before the sale or absolute assignment and contribution of the Receivables to the Buyer under this Agreement, the failure to comply with any of its obligations under this Agreement or any other Transaction Document to which it is a party, any of its acts or failure to act, or the use of the proceeds from the Receivables generated by any Originator and Related Security or the security interest in respect thereof and without limiting or being limited by the foregoing, any of the following:
(a)            the breach of any representation, warranty or statement made or deemed made by such Originator (or any employee, officer or agent of such Originator) under or in connection with this Agreement or any of the other Transaction Documents, or any information or report delivered by or on behalf of such Originator pursuant hereto or thereto which shall have been untrue or incorrect when made or deemed made or delivered;
(b)            the failure by such Originator to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;
(c)            the lack of an enforceable first priority perfected security interest (within the meaning of the applicable UCC), in the Pool Receivables (and all Related Security) originated by such Originator against all Persons (including any bankruptcy trustee or similar Person), free and clear of any Adverse Claim;
(d)            the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to the sale, transfer, absolute assignment or contribution to the Buyer of any Pool Receivable or the Related Rights at any time;
(e)            the transfer by such Originator of any interest in any Pool Receivable or Related Right other than the transfer of any Pool Receivable and Related Security to the Buyer pursuant to this Agreement and the grant of a security interest (within the meaning of the applicable UCC) to the Buyer pursuant to this Agreement;
(f)            any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(g)            any failure of such Originator to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Procedures in regard to each Pool Receivable;
(h)            the commingling of Collections of Pool Receivables at any time with other funds;
(i)            any investigation, litigation or proceeding (actual or threatened) related to its obligations under this Agreement or any other Transaction Document or in respect of any Pool Receivable or any Related Rights arising out of the Originator’s origination, ownership, sale, transfer, assignment or servicing of such Pool Receivable;
(j)            any failure of any Originator to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;
(k)            any offset, setoff, adjustment or other non-cash reduction of any Pool Receivable (including Deemed Collections) not arising from the bankruptcy or insolvency, lack of creditworthiness or other financial default or inability to pay of the related Obligor any undisputed indebtedness;
(l)            any suit or claim related to the Pool Receivables originated by such Originator (including any products liability or environmental liability claim) arising out of or in connection with any Pool Receivable or other merchandise, goods or services that are the subject of or related to any Pool Receivable;
(m)          any claim brought by any Person other than a Purchase and Sale Indemnified Party arising from any activity by such Originator or any Affiliate of such Originator in servicing, administering or collecting any Pool Receivable;
(n)            the failure by such Originator to pay when due any taxes, including, without limitation, sales, excise or personal property taxes;
(o)             any dispute, claim, offset or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the bankruptcy or insolvency, lack of creditworthiness or other financial default or inability to pay of the related Obligor any undisputed indebtedness;
(p)            any action taken by the Administrative Agent as attorney-in-fact for such Originator pursuant to this Agreement or any other Transaction Document;
(q)          the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness related to a Pool Receivable; or

(r)            any tax or governmental fee or charge, all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including without limitation Attorney Costs in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated by such Originator or any Related Rights connected with any such Receivables;
provided that such indemnity shall not be available to any Purchase and Sale Indemnified Party to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted solely from the gross negligence or willful misconduct of a Purchase and Sale Indemnified Party or (ii) constitute recourse with respect to a Pool Receivable by reason of the bankruptcy or insolvency, lack of creditworthiness or other financial default or inability to pay of the related Obligor.
If for any reason (other than the gross negligence or willful misconduct of any Purchase and Sale Indemnified Party) the indemnification provided above in this Section 9.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless, then each of the Originators, severally and for itself alone, shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party to the maximum extent permitted under Applicable Law.  The reimbursement, indemnity and contribution obligations of such Originator under this Section 9.1 shall be in addition to any liability which such Originator may otherwise have, shall extend upon the same terms and conditions to Purchase and Sale Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of such Originator and the Purchase and Sale Indemnified Parties.
ARTICLE X
MISCELLANEOUS
SECTION 10.1      Amendments, etc.
(a)            The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer, the Servicer and each Originator, with the prior written consent of the Administrative Agent and the Majority Group Agents.
(b)            No failure or delay on the part of the Buyer, the Servicer, any Sub-Servicer, any Originator, the Administrative Agent or any third-party beneficiary in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other power or right.  No waiver or approval by the Buyer or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
(c)            The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.
SECTION 10.2      Notices, etc.  All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and shall be faxed or delivered to each party hereto, at its address or facsimile number set forth under its name on Schedule IV hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrative Agent, any Lender or any Group Agent, at their respective address for notices pursuant to the Receivables Financing Agreement.  Notices and communications shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means shall be effective when received.
SECTION 10.3      No Waiver; Cumulative Remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Without limiting the foregoing, Integra Sales and each Originator hereby authorizes the Buyer, the Administrative Agent, each Lender and each Group Agent (collectively, the “Set-off Parties”), at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of Integra Sales or such Originator to such Set-off Party arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all deposits (general or special, time or demand, provisional or final) at any time held by, and any and all indebtedness at any time owing by, any Set-off Party to or for the credit or the account of Integra Sales or such Originator.
SECTION 10.4      Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Buyer and each Originator and their respective successors and permitted assigns.  No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer, the Administrative Agent and each Group Agent, except as otherwise herein specifically provided.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree.  The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.
SECTION 10.5      GOVERNING LAW.  THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE BUYER, THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE RECEIVABLES AND THE RELATED RIGHTS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 10.6      Costs, Expenses and Taxes.  In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, agrees to pay on demand:
(a)            to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto), including, without limitation, (i) the reasonable Attorney Costs for the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder with respect thereto and with respect to advising any such Person as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder and the fees and charges of any nationally recognized statistical rating agency incurred in connection with the administration and maintenance of this Agreement or advising any such Person as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document;
(b)            to the Buyer (and any successor and permitted assigns thereof) and any third-party beneficiary of the Buyer’s rights hereunder all reasonable out-of-pocket costs and expenses (including reasonable Attorney Costs), of any such Person incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents; and
(c)            all stamp, franchise and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes and fees.
SECTION 10.7      CONSENT TO JURISDICTION.  (a)  EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO (I) WITH RESPECT TO THE BUYER AND THE SERVICER, THE EXCLUSIVE JURISDICTION AND (II) WITH RESPECT TO ANY ORIGINATOR, THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING (I) IF BROUGHT BY THE BUYER OR THE SERVICER, SHALL BE HEARD AND DETERMINED, AND (II) IF BROUGHT BY ANY ORIGINATOR, MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY ORIGINATOR OR ANY OF THEIR RESPECTIVE PROPERTIES IN THE COURTS OF OTHER JURISDICTIONS.  EACH

PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(b)            EACH PARTY HERETO CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SCHEDULE IV.  NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER CREDIT PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
SECTION 10.8      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.
SECTION 10.9      Captions and Cross References; Incorporation by Reference.  The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any underscored Article, Section, Schedule or Exhibit are to such Article, Section, Schedule or Exhibit of this Agreement, as the case may be.  The Schedules and Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.
SECTION 10.10      Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.
SECTION 10.11      Acknowledgment and Agreement.  By execution below, each Originator expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Buyer to the Administrative Agent (for the benefit of the Lenders) pursuant to the Receivables Financing Agreement, and each Originator consents to such assignment.  Each of the parties hereto acknowledges and agrees that the Lenders, the Group Agents and the Administrative Agent are third-party beneficiaries of the rights of the Buyer arising hereunder and under the other Transaction Documents to which any Originator is a party, and notwithstanding anything to the contrary contained herein or in any other Transaction Document, during the occurrence and continuation of an Event of Default under the Receivables Financing Agreement, the Administrative Agent, and not the Buyer, shall have the sole right to exercise all such rights and related remedies.

SECTION 10.12      No Proceeding.  Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Buyer any Insolvency Proceeding for at least one year and one day following the Final Payout Date.  Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Buyer shall not, and shall not be obligated to, pay any amount in respect of any Subordinated Note or otherwise to such Originator pursuant to this Agreement unless the Buyer has received funds which may, subject to Section 3.01 of the Receivables Financing Agreement, be used to make such payment.  Any amount which the Buyer does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Buyer by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied.  The agreements in this Section 10.12 shall survive any termination of this Agreement.
SECTION 10.13      Mutual Negotiations.  This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same.  Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
SECTION 10.14      Severability.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 10.15      Limited Recourse.  Except as explicitly set forth herein, the obligations of the Buyer under this Agreement or any other Transaction Documents to which it is a party are solely the obligations of the Buyer.  No recourse under any Transaction Document shall be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Buyer.  The agreements in this Section 10.15 shall survive any termination of this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
INTEGRA RECEIVABLES LLC,
as the Buyer
By:       /s/ Sravan K. Emany
Name:  Sravan K. Emany
Title:    Treasurer
INTEGRA LIFESCIENCES SALES LLC,
as the Servicer and as an Originator
By: Integra LifeSciences Corporation, its sole member
By:     /s/ Sravan K. Emany
Name:  Sravan K. Emany
Title:   Vice President, Treasurer and Investor Relations
INTEGRA LIFESCIENCES CORPORATION,
as an Originator
By:       /s/ Sravan K. Emany
Name:  Sravan K. Emany
Title:   Vice President, Treasurer and Investor Relations

S-1

Schedule I
LIST AND LOCATION OF EACH ORIGINATOR
Originator	Location
Integra LifeSciences Sales LLC	Delaware
Integra LifeSciences Corporation	Delaware

Schedule I-1

Schedule II
LOCATION OF BOOKS AND RECORDS OF ORIGINATORS
Originator	Location of Books and Records
Integra LifeSciences Sales LLC	311 Enterprise Drive, Plainsboro, New Jersey 08536
Integra LifeSciences Corporation	311 Enterprise Drive, Plainsboro, New Jersey 08536
Schedule II-1

Schedule III
TRADE NAMES
Originator	Trade Name
Integra LifeSciences Corporation	Integra
Integra LifeSciences Corporation	Integra LifeSciences
Integra LifeSciences Corporation	Integra NeuroSciences
Integra LifeSciences Corporation	Integra Neurosupplies (NSI)
Integra LifeSciences Corporation	Integra Pain Management
Schedule III-1

Schedule IV
NOTICE ADDRESSES
(A)	in the case of the Buyer, at the following address:
Integra Receivables LLC
311 Enterprise Drive
Plainsboro, NJ 08536
Attention:  Sravan Emany
Telephone:  [_____________]
Facsimile:  [_____________]
Email:  [_____________]
(B)	in the case of the Servicer, at the following address:
Integra LifeSciences Sales LLC
311 Enterprise Drive
Plainsboro, NJ 08536
Attention:  Sravan Emany
Telephone:  [_____________]
Facsimile:  [_____________]
Email:  [_____________]
(C)	in the case of each Originator, at the following addresses:
Integra LifeSciences Sales LLC
311 Enterprise Drive
Plainsboro, NJ 08536
Attention:  Sravan Emany
Telephone:  [_____________]
Facsimile:  [_____________]
Email:  [_____________]
Integra LifeSciences Corporation
311 Enterprise Drive
Plainsboro, NJ 08536
Attention:  Sravan Emany
Telephone:  [_____________]
Facsimile:  [_____________]
Email:  [_____________]

Schedule IV-1

Exhibit A
FORM OF PURCHASE REPORT
Originator:                                                      [Name of Originator]
Purchaser:                                                      Integra Receivables LLC
Payment Date:                                                                      ________________ ___, 20___
1.            Outstanding Balance of Receivables Purchased:
2.            Fair Market Value Discount:
1⁄{1 + (Prime Rate x Days’ Sales Outstanding)}

Where:
Prime Rate   =   __________
Days’ Sales Outstanding   =  __________
3.            Purchase Price  (1 x 2)  =  $ __________
4.            Reductions in the Purchase Price  =  $ __________
5.            Net Purchase Price  (3 – 4)  =  $ __________
Exhibit A-1

Exhibit B
FORM OF SUBORDINATED NOTE
New York, New York
[____], 20[__]
FOR VALUE RECEIVED, the undersigned, INTEGRA RECEIVABLES LLC, a Delaware limited liability company (the “Buyer”), promises to pay to the order of [________________], a [______________] (the “Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Buyer from the Originator pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of the Servicer.
1.            Purchase and Sale Agreement.  This Subordinated Note is one of the Subordinated Notes described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement dated as of December 21, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”), among the Buyer, Integra LifeSciences Sales LLC, as Servicer, the Originator, and the other originators from time to time party thereto.  Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Buyer and the Originator.
2.            Definitions.  Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Purchase and Sale Agreement and in Article I of the Receivables Financing Agreement (as defined in the Purchase and Sale Agreement).  In addition, as used herein, the following terms have the following meanings:
“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.
“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Termination Date.
“Prime Rate” means a per annum rate equal to the “U.S. Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Buyer in its sole discretion.
“Senior Interest Holders” means, collectively, the Lenders, the Group Agents, the Administrative Agent, the Borrower Indemnified Parties, the Servicer Indemnified Parties and the Affected Persons.
“Senior Interests” means, collectively, (i) the Aggregate Interest, (ii) the Aggregate Capital, (iii) the fees referred to in Section 2.03 of the Receivables Financing Agreement, (iv) all amounts payable pursuant to Sections 4.01, 4.02, 4.03, 12.01 or 13.04 of the Receivables Financing Agreement and (v) all other obligations of the Buyer and the Servicer that are due and payable, to (a) the Lenders, the Group Agents, the Administrative
Exhibit B-1

Agent and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Borrower Indemnified Party, Servicer Indemnified Party or Affected Person arising in connection with the Receivables Financing Agreement or any other Transaction Document, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all Interest accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Buyer or anyone else, to collect such interest.
“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.
3.            Interest.  Subject to the Subordination Provisions set forth below, the Buyer promises to pay interest on this Subordinated Note as follows:  to (but excluding) the date on which the entire aggregate unpaid Purchase Price is fully paid, the aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the Prime Rate.
4.            Interest Payment Dates.  Subject to the Subordination Provisions set forth below, the Buyer shall pay accrued interest on this Subordinated Note on each Monthly Settlement Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Monthly Settlement Date at the time of such principal payment.
5.            Basis of Computation.  Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year, as the case may be.
6.            Principal Payment Dates.  Subject to the Subordination Provisions set forth below, payments of the principal amount of this Subordinated Note shall be made as follows:
(a)            The principal amount of this Subordinated Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 of the Purchase and Sale Agreement.
(b)            The entire outstanding principal amount of this Subordinated Note shall be paid on the Final Maturity Date.
(c)            Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Subordinated Note may be prepaid by, and in the sole discretion of the Buyer, on any Business Day without premium or penalty.
7.            Payment Mechanics.  All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Purchase and Sale Agreement.
8.            Enforcement Expenses.  In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by Applicable Law, the Buyer agrees to pay all expenses, including Attorney Costs, incurred by the Originator in seeking to collect any amounts payable hereunder which are not paid when due.
Exhibit B-2

9.            Subordination Provisions.  The Buyer covenants and agrees, and the Originator and any other holder of this Subordinated Note (collectively, the Originator and any such other holder are called the “Holder”), by its acceptance of this Subordinated Note, likewise covenants and agrees on behalf of itself and any Holder, that the payment of the principal amount of and interest on this Subordinated Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:
(a)            No payment or other distribution of the Buyer’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Subordinated Note except to the extent such payment or other distribution is (i) permitted under Section 7.01(v) of the Receivables Financing Agreement or (ii) made pursuant to clause (a), (b) or (c) of paragraph 6 of this Subordinated Note;
(b)            In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Buyer, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Buyer or any sale of all or substantially all of the assets of the Buyer other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before the Originator shall be entitled to receive and to retain any payment or distribution in respect of this Subordinated Note.  In order to implement the foregoing:  (i) all payments and distributions of any kind or character in respect of this Subordinated Note to which the Holder would be entitled except for this clause (b) shall be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders); (ii) the Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Subordinated Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrative Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) the Holder hereby irrevocably agrees that the Administrative Agent (acting on behalf of the Lenders), may in the name of the Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of the Holder relating to this Subordinated Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;
(c)            In the event that the Holder receives any payment or other distribution of any kind or character from the Buyer or from any other source whatsoever, in respect of this Subordinated Note, other than as expressly permitted by the terms of this Subordinated Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by the Holder to the Administrative Agent (for the benefit of the Senior Interest Holders) forthwith.  The Holder will mark its books and records so as clearly to indicate that this Subordinated Note is subordinated in accordance with the terms hereof.  All payments and distributions received by the Administrative Agent in
Exhibit B-3

respect of this Subordinated Note, to the extent received in or converted into cash, may be applied by the Administrative Agent (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including Attorney Costs) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Subordinated Note, and any balance thereof shall, solely as between the Originator and the Senior Interest Holders, be applied by the Administrative Agent (in the order of application set forth in Section 3.01(a) of the Receivables Financing Agreement) toward the payment of the Senior Interests; but as between the Buyer and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;
(d)            Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Subordinated Note, while any Bankruptcy Proceedings are pending the Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash.  If no Bankruptcy Proceedings are pending, the Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Subordinated Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 7.01(v) of the Receivables Financing Agreement;
(e)            These Subordination Provisions are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the Senior Interest Holders on the other hand.  Nothing contained in these Subordination Provisions or elsewhere in this Subordinated Note is intended to or shall impair, as between the Buyer, its creditors (other than the Senior Interest Holders) and the Holder, the Buyer’s obligation, which is unconditional and absolute, to pay the Holder the principal of and interest on this Subordinated Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of the Holder and creditors of the Buyer (other than the Senior Interest Holders);
(f)            The Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Buyer, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Subordinated Note or any rights in respect hereof or (ii) convert this Subordinated Note into an equity interest in the Buyer, unless the Holder shall, in either case, have received the prior written consent of the Administrative Agent;
(g)            The Holder shall not, without the advance written consent of the Administrative Agent and each Lender, commence, or join with any other Person in commencing, any Bankruptcy Proceedings against the Buyer until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;
Exhibit B-4

(h)            If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;
(i)            Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to the Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions:  (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;
(j)            The Holder hereby waives:  (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;
(k)            Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to the Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and
(l)            These Subordination Provisions constitute a continuing offer from the Holder to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrative Agent may proceed to enforce such provisions on behalf of each of such Persons.
10.            General.  No failure or delay on the part of the Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other
Exhibit B-5

power or right.  No amendment, modification or waiver of, or consent with respect to, any provision of this Subordinated Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Buyer and the Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.
11.            Maximum Interest.  Notwithstanding anything in this Subordinated Note to the contrary, the Buyer shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”).  If the effective rate of interest which would otherwise be payable under this Subordinated Note would exceed the Highest Lawful Rate, or if the holder of this Subordinated Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Buyer under this Subordinated Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Buyer under this Subordinated Note shall be reduced to the amount allowed by Applicable Law, and (ii) any unearned interest paid by the Buyer or any interest paid by the Buyer in excess of the Highest Lawful Rate shall be refunded to the Buyer.  Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by the Originator under this Subordinated Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to the Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to the Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by the Originator in connection herewith.  If at any time and from time to time (i) the amount of interest payable to the Originator on any date shall be computed at the Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Originator would be less than the amount of interest payable to the Originator computed at the Originator’s Maximum Permissible Rate, then the amount of interest payable to the Originator in respect of such subsequent interest computation period shall continue to be computed at the Originator’s Maximum Permissible Rate until the total amount of interest payable to the Originator shall equal the total amount of interest which would have been payable to the Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.
12.            No Negotiation.  This Subordinated Note is not negotiable.
13.            Governing Law.  THIS SUBORDINATED NOTE, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF).
Exhibit B-6

14.            Captions.  Paragraph captions used in this Subordinated Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Subordinated Note.
[Signature Page Follows]

Exhibit B-7

IN WITNESS WHEREOF, the Buyer has caused this Subordinated Note to be executed as of the date first written above.
INTEGRA RECEIVABLES LLC,
as the Buyer
By:    __________________________________________________________
Name:
Title:

Exhibit B-8

Exhibit C
FORM OF JOINDER AGREEMENT
THIS JOINDER AGREEMENT, dated as of ___________, 20___ (this “Agreement”) is executed by__________, a ______________ organized under the laws of __________ (the “Additional Originator”), with its principal place of business located at __________.
BACKGROUND:
A.            INTEGRA RECEIVABLES LLC, a Delaware limited liability company (the “Buyer”) and the various entities from time to time party thereto, as Originators (collectively, the “Originators”), have entered into that certain Purchase and Sale Agreement, dated as of December 21, 2018 (as amended, restated, supplemented or otherwise modified through the date hereof, and as it may be further amended, restated, supplemented or otherwise modified from time to time, the “Purchase and Sale Agreement”).
B.            The Additional Originator desires to become an Originator pursuant to Section 4.3 of the Purchase and Sale Agreement.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Originator hereby agrees as follows:
SECTION 1.     Definitions.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Purchase and Sale Agreement or in the Receivables Financing Agreement (as defined in the Purchase and Sale Agreement).
SECTION 2.     Transaction Documents.  The Additional Originator hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Purchase and Sale Agreement and each of the other relevant Transaction Documents.  From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 4.3 of the Purchase and Sale Agreement, the Additional Originator shall be an Originator for all purposes of the Purchase and Sale Agreement and all other Transaction Documents.  The Additional Originator hereby acknowledges that it has received copies of the Purchase and Sale Agreement and the other Transaction Documents.
SECTION 3.     Representations and Warranties.  The Additional Originator hereby makes all of the representations and warranties set forth in Article V (to the extent applicable) of the Purchase and Sale Agreement as of the date hereof (unless such representations or warranties relate to an earlier date, in which case as of such earlier date), as if such representations and warranties were fully set forth herein.  The Additional Originator hereby represents and warrants that its “location” (as defined in the applicable UCC) is [____________________], and the offices where the Additional Originator keeps all of its books and records concerning the Receivables and Related Security is as follows:
Exhibit C-1

___________________________
___________________________
___________________________

SECTION 4.      Miscellaneous.  This Agreement, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York, but without regard to any other conflicts of law provisions thereof).  This Agreement is executed by the Additional Originator for the benefit of the Buyer, and its assigns, and each of the foregoing parties may rely hereon.  This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Originator and its successors and permitted assigns.
[Signature Pages Follow]
Exhibit C-2

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.
[[NAME OF ADDITIONAL ORIGINATOR]],
as the Additional Originator
By:_________________________________________________
Name:       ______________________________________________________
Title:      ______________________________________________________
Consented to:
INTEGRA RECEIVABLES LLC,
as the Borrower
By:    ______________________________________________________
Name:    ______________________________________________________
Title:    ______________________________________________________
Acknowledged by:
PNC BANK, NATIONAL ASSOCIATION,
as the Administrative Agent and a Group Agent
By:    ______________________________________________________
Name:    ______________________________________________________
Title:    ______________________________________________________
INTEGRA LIFESCIENCES SALES LLC,
as the Servicer
By:  ______________________________________________________
Name:    ______________________________________________________
Title:   ______________________________________________________
Exhibit C-3